ASSET PURCHASE AGREEMENT

                                    BETWEEN

                             RPM TECHNOLOGIES, INC.

                                       &

                               SAVOIA CORPORATION

         Whereas, between 1995 and 1998 Savoia Corporation (hereinafter "Savoia") conducted research and development into the design and engineering of plastic pallets made from recycled plastic material. These pallets were intended to compete with standard wooden pallets used throughout the shipping industry today. The intention was for the pallets to be stronger, lighter, and more durable, as well as, being environmentally friendly through the use of recycled plastic.

         Further, during Savoia's initial research and development it was funded by principals and individual investors who were desirous to be involved in this project. These investors were Savoia's only source of capital for the research and development of the plastic pallet designs. Savoia had no revenues; it was strictly a research and development company.

         Whereas, from 1995 until 1998, Savoia's research and development was carried out through the use of various outside consultants and engineering firms. This R & D produced plastic pallets: stackable and rackable versions. The cost of the research and development was approximately $470,000.00.

         On January 3, 1999, Savoia offered RPM Technologies, Inc. (hereinafter "RPM") the designs and engineering and all other rights to Savoia's plastic pallet designs. For the $470,000 expended, RPM agreed to give Savoia 4,086,956 shares of its common stock for all the rights to the design, engineering, production and sales of the plastic pallets and the assumption of all Savoia's other assets and liabilities, which includes but is not limited to, all promissory notes outstanding and any other debt, past or present, that may exist.

         The Board of directors of RPM unanimously accepted Savoia's offer, as follows;

   1. RPM berewith agrees to pay Savoia in common stock, at $.115 per share, 4,086,956 shares of common stock, for the sale of all assets and liabilities and all pallet designs and technology.

   2. Upon execution of this Agreement, Savoia then will have only one asset in its company, the RPM common stock. Savoia will then disseminate its assets to its shareholders at Savoia's sole discretion.

This Agreement on the 4th day of January 1999 is approved by the undersigned.

For Savoia Corporation:                        For RPM Technologies, Inc.

/s/ Charles Foerg                              /s/ Randy Zych
-----------------                              --------------
Charles Foerg, President                       Randy Zych, Chairman
Savoia Corporation                             RPM Technologies

Attest:                                        Attest:

/s/ Joseph Mikulic                             /s/ Davud Lade
------------------                             --------------
Joseph Mikulic, Vice President                 David Lade, Vice President
Savoia Corporation                             RPM Technologies


(CORPORATE SEAL OMITTED)                       (CORPORATE SEAL OMITTED)